EXHIBIT 99.1

P R E S S - R E L E A S E

Newport International Group’s Spare Backup Subsidiary

Announces Marketing Alliance with CompUSA

Companies Partner to Ensure Computer Users Don’t Lose Valuable Data

Palm Desert, Calif. (July 20, 2005) PR Newswire– Newport International Group (OTCBB:NWPO), announced today that its Spare Backup Inc. subsidiary will partner with CompUSA, one of the nation’s leading retailers and resellers of computer-related products and services, in a series of marketing and sales efforts featuring the company’s Spare Backup™ online service.

The Spare Backup service makes backing up computer files effortless. It automatically selects, secures and stores files online every weeknight, transporting them over the user’s broadband Internet connection to Spare’s twin, secure data centers.

The agreement between CompUSA and Newport International goes beyond offering Spare Backup on the shelves of the retailer’s 246 locations nationwide. The online service will also be sold via CompUSA’s e-commerce site. In addition, Spare Backup will be used promotionally by CompUSA, ensuring the widest distribution possible to Windows-computer users.

The Spare Backup service for individuals and small business users costs $15.99 per month and includes 5 gigabytes of remote storage. Spare Backup will offer six-month prepaid packages through CompUSA.

The Spare Backup Solution

Spare is a fully-automated remote backup solution. It starts by scanning a user’s hard drive, including the desktop and email programs, for files and the application components necessary to produce an exact replica of the original. Then it transports the data, including new and revised files, daily to twin data centers on both US coasts. Files are triple-encrypted and users can access them from any broadband, Web-connected computer anywhere.

Spare offers:

•	Automatic set-up that requires absolutely no user interaction to configure backups
•	Complete backups, including registry settings, to ensure recoverable files that match the originals in content, look and feel, exactly
•	No complicated file selection - Spare scans your computer and backs up:
	o	All contacts, email messages and attachments, address book, folders and contents, signature files from Outlook, and Outlook Express

o	Word, Excel, PowerPoint files, templates and settings from MS Office
o	My Documents, My Music, My Pictures, Quicken, QuickBooks, MS Money, Turbo Tax and Tax Cut
o	Desktop files
•	Simple, fast data recovery

•	Reports sent automatically via email and available from the desktop
•	Redundant file support - recover from up to 10 different versions of a file
•	Online file retrieval from any Internet connection
•	Three levels of encryption - SSL with Verisign authenticity certificates, Blowfish with private key, AES 256 block cipher with unique user key
•	Decryption protected by Spare Key in your computer and with broker so complete loss of computer is not a problem

About CompUSA Inc.

CompUSA Inc. is one of the nation’s leading retailers and resellers of personal computer-related products and services. Founded in 1984, it now operates approximately 246 stores in 90 major metropolitan markets. These Superstores serve retail, corporate, government and education customers and include technical service departments. CompUSA’s inventory includes all major brands of computers and information products including Apple, Compaq, Epson, Hewlett-Packard, IBM, Lotus, Microsoft, Toshiba and more. CompUSA also carries more than 2,000 software titles. Many of the stores include classroom training facilities.

About Spare Backup Inc.

Spare Backup Inc., a subsidiary of Newport International Group, is the developer of Spare Backup service, the first online backup service specifically designed for small business and home business users.

About Newport International Group Inc.

Newport International Group (OTCBB:NWPO) is dedicated to leveling the digital playing field for small and medium sized companies. Its two subsidiaries provide digital tools and services that are as powerful as those available to large enterprises, but are designed and developed so that technical skills aren’t needed to use or manage them. The company has headquarters in Palm Desert, with technology development in Phoenix. More information is available at www.nwpo.biz.